SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTORS

AMM FALLEN ANGELS INCOME FUND AND

AMM FALLEN ANGELS FUND

EACH A SERIES OF THE

AMERICAN MONEY MANAGEMENT FUNDS

LETTER OF INVESTMENT INTENT

August 25, 2006

To the Board of Trustees of American Money Management Funds:

The undersigned (the “Purchaser”) hereby subscribes to purchase a beneficial interest (the “Interest”) of the AMM Fallen Angels Income Fund, a series of the American Money Management Funds, in the amount of $50,000 for 5,000 shares at net asset value of $10.00 per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of $50,000.

The Purchaser hereby further subscribes to purchase a beneficial interest (together with the Interest, the “Interests”) of the AMM Fallen Angels Fund, a series of the American Money Management Funds, in the amount of $50,000 for 5,000 shares at net asset value of $10.00 per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of $50,000.

The Purchaser agrees that the Interests are being purchased for investment purposes only and with no present intention of reselling or redeeming said Interests.

/s/ Gabriel Wisdom

Gabriel B.Wisdom